Exhibit 99.1

ECHOSTAR COMMUNICATIONS CORPORATION

Dear Stockholder:

     Enclosed is a Form 1099-DIV that reports the tax characteristics of the cash distribution paid to EchoStar stockholders on December 14, 2004. We are providing this information to you as required by Internal Revenue Service regulations to aid you in the preparation of your 2004 income tax return. While we believe the information is generally accurate, the information contained in the Form 1099-DIV is based upon a preliminary, unaudited estimate of “earnings and profits” as defined by the Internal Revenue Service, and is subject to change. We will send you an updated Form 1099-DIV shortly after we file our Form 10-K with the Securities and Exchange Commission if our final “earnings and profits” calculation requires a change to the enclosed Form 1099-DIV.

     Please also be aware that the United States Internal Revenue Code specifically defines the term “earnings and profits” and specifies how it is calculated. That tax calculation differs in material ways from EchoStar’s publicly reported “earnings” or “net income” calculated in accordance with generally accepted accounting principles. “Earnings and profits” are not included in our publicly filed financial statements. Net income and similar items may be materially more or less than “earnings and profits”.

     The above, and the enclosed Form 1099-DIV, are provided for informational purposes, and should not be considered tax advice. Investors should contact their tax advisor for guidance on the proper tax treatment and consequences of the distribution.

     Thank you for your continued support of EchoStar. If you have questions regarding your Form 1099-DIV, please call Computershare at 1-800-962-4284. Please periodically check the Investor Relations section of our website at www.echostar.com or call 303-723-1560 for updated information whether we will need to send an updated Form 1099-DIV.

Sincerely,

EchoStar Communications Corporation

9601 South Meridian Blvd. • Englewood, CO 80112 • Tel: (303) 723-1000